Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-76588) of Senior Housing Properties Trust and in the related Prospectus of our report dated February 7, 2003, except for Note 15, as to which date is March 19, 2003, with respect to the consolidated financial statements and schedule of Senior Housing Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 26, 2003